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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report, dated February 10, 1998, on our audits of the consolidated financial statements and financial statement schedules of American International Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the American International Group, Inc. Annual Report on Form 10-K. We also consent to the reference to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Joint Proxy Statement/Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data".

PricewaterhouseCoopers LLP
New York, New York
October 6, 1998